Exhibit 99.1


From: SF Holdings Group, Inc.
Contact: Hans Heinsen
(410) 363-1111
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FOR IMMEDIATE RELEASE


                             SF HOLDINGS GROUP, INC.
                          ANNOUNCES DEBT RESTRUCTURING

New York, NY ........ On January 25, 2002, Newcup, LLC , a newly formed unaffiliated investment entity ("Newcup"), purchased $103,201,000 (approximately 71%) of the aggregate principal amount outstanding of the 12 3/4% Senior Discount Notes due 2008 (the "Discount Notes") of SF Holdings Group, Inc. (the "Company"). Newcup's investments will be limited to the ownership of the Discount Notes. Newcup has consented to an amendment of, and the Company has amended effective January 25, 2002, the Indenture governing the Discount Notes to eliminate substantially all of the restrictive covenants and to release all of the collateral securing the Discount Notes. The Company's Certificate of Incorporation has also been amended to conform the terms of the Company's Exchangeable Preferred Stock to the amendments made to the Indenture. Newcup and the Company have also agreed to reduce the aggregate principal amount of the Discount Notes held by Newcup, to reduce the interest rate thereon and to defer the first date on which interest must be paid in cash. Newcup issued $54 million of notes (the "Newcup Notes") to another unaffiliated investment entity (the "Newcup Note Holder") and used the net proceeds thereof to acquire the Discount Notes and, on January 26, 2002, the Company agreed to guarantee the obligations of Newcup under the Newcup Notes in the aggregate amount of $54 million, which guarantee is secured by all of the collateral which formerly secured the Discount Notes. In connection with the Company's guarantee, Newcup will pay the Company an annual guarantee fee. In the event that Newcup is unable to pay cash interest on the Newcup Notes as required thereunder, which in no event would be earlier than March 31, 2004, the Newcup Note Holder would have the right to put a portion of Newcup's obligations to the Newcup Note Holder in exchange for 49% of the collateral. The remaining obligations of Newcup under the Newcup Notes would continue to be secured by the Company's guarantee together with the remaining collateral.